Exhibit 10.1
February 10, 2011
David B. Vermylen
[Address]
Dear David:
     The purpose of this letter (this “Agreement”) is to confirm the terms by which you will be engaged by TreeHouse Foods, Inc. (the “Company”) as a consultant following your retirement as its President and Chief Operating Officer. The key terms of your engagement are as follows:
     1. Term and Termination. Your retirement as President and Chief Operating Officer and the consulting engagement under this letter agreement shall become effective on July 1, 2011 (the “Effective Date”), unless your employment is terminated at any time before such date as described in Section 8 of your employment agreement with the Company dated January 27, 2005, as amended (the “Employment Agreement”). Except as expressly provided herein, as of the Effective Date, this Agreement shall replace and supersede the Employment Agreement in its entirety.
     The term of your engagement hereunder (the “Consulting Period”) shall be equal to one (1) year. The parties hereto may extend the term of the Consulting Period by mutual agreement at least ninety (90) days prior to the end of the Consulting Period. Notwithstanding the foregoing, the Company may terminate the Consulting Period at any time for Cause. For purposes of this Agreement, “Cause” will have the same meaning as set forth in the Employment Agreement.
     2. Services. You agree to provide transition, consulting and other related services to the Company, as may be requested from time to time by, and at the direction of, the Company’s Chief Executive Officer (“CEO”). In this regard, you agree to consult with the CEO and other senior officers of the Company regarding (i) the Company’s Go-To-Market and general corporate strategies, (ii) strategic customer initiatives and (iii) acquisitions by the Company. You further agree to assist in providing an effective transition of your executive responsibilities. You agree to report to the Company’s headquarters in Oakbrook, Illinois and to make yourself reasonably available as requested by the Company’s CEO and to develop a mutually acceptable work schedule during the term of your consulting engagement. You shall diligently and competently perform the services requested hereunder and use reasonable efforts in connection with the performance of such services. During the Consulting Period, you are expected to provide consulting services at a level equal to at least twenty-five percent (25%) of the level of services provided by you as an employee of the Company during the thirty-six (36) month period immediately preceding your termination of employment.

     3. Compensation.
     a. As compensation for your consulting services, the Company will pay you an amount equal to $300,000, payable in twenty-four equal semi-monthly installments without interest through the Consulting Period. While you are a member of the Board of Directors of the Company during the Consulting Period, you will be eligible for compensation as a non-employee director under the Company’s director compensation program.
     b. Until the end of the Consulting Period, your termination of employment shall not be deemed a “Retirement” or “Termination due to Retirement” under your Employment Agreement or any other applicable executive, incentive or equity compensation plan of the Company and you will be entitled to continued vesting of your outstanding long-term equity and long-term incentive awards during the Consulting Period. You will be entitled to a bonus payment pursuant to the Company’s 2011 annual incentive program pro rated through July 1, 2011, if earned pursuant to the program and payable to you at the same time as payments are made to other participants in the program.
     c. The Company will reimburse you for reasonable and necessary business expenses incurred in the course of performing services hereunder in accordance with the Company’s existing travel policy and business expense policies and procedures, subject to approval of such expenses by an executive officer of the Company. Any reimbursement payable pursuant to this Paragraph 3 shall be paid as soon as administratively feasible upon your request, but in all cases, such reimbursement shall be paid no later than March 15 of the year following the year in which the expense is incurred.
     d. During the Consulting Period, you and your spouse shall continue to be eligible to participate in the Company’s group health plans (medical, dental and vision) on the same terms and conditions applicable to salaried employees of the Company provided that you will pay 100% of the applicable premiums for such participation as established from time to time by the Company for similarly-situated persons.
     4. Administrative Support. The Company agrees that it will provide you with appropriate office space and administrative support while you are performing services for the Company at the Company’s headquarters. During the Consulting Period, the Company agrees to provide you with reasonable technical support and the Company’s help desk shall be available to provide technical assistance to you as reasonably requested. The Company further agrees to maintain your Company e-mail address during the Consulting Period.
     5. Protective Covenant. You shall continue to be bound by the restrictive covenants set forth in Section 9 of your Employment Agreement during the Consulting Period (other than with respect to Section 9(c) of the Employment Agreement, which will apply at the end of the Consulting Period); provided that the restrictions set forth in Sections 9(a), 9(d) and 9(e) of the Employment Agreement shall continue to apply until two (2) years after the end of the Consulting Period and the restrictions in Section 9(b) of the Employment Agreement will survive the termination of this Agreement. In addition, during the Consulting Period and for two (2) years thereafter, you will not, without prior approval of the Company, enter into any consulting or employment relationship with a private equity or other firm whose objective is to find acquisition opportunities competitive with the Company. The Chairperson of the Nominating and Governance Committee will respond within ten (10) business days to your written request for a waiver from the terms of this Paragraph 5 or a determination that a potential opportunity is not in conflict with the provisions of this Paragraph 5. Such waiver or determination shall be granted or made by the Chairperson in his or her sole discretion.
     6. Relationship. It is the intention of the parties to this Agreement, and the Company has determined, that, during the Consulting Period, you are to be an independent contractor and not an employee of the Company and nothing in this Agreement shall be construed to create an employment relationship between you and the Company following your retirement as President and Chief Operating Officer. As an independent contractor, you shall not, except as otherwise provided in Paragraph 3 hereof, participate in any employee benefit plan or program or be subject to any employment rules, regulations or policies of the Company. No amount will be deducted or withheld from the Company’s payments to you under the Agreement for federal, state or local taxes and no FICA taxes will be payable by the Company on your behalf. You will be solely responsible for making appropriate filings and payments to the appropriate governmental taxing authorities, including payments of all income taxes and self-employment taxes due on compensation received hereunder.
     7. Future Cooperation. In connection with any and all claims, disputes, negotiations, investigation, lawsuits or administrative proceedings involving the Company, you agree to make yourself available, upon reasonable notice from the Company, and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Any reimbursement payable pursuant to this Paragraph 7 shall be paid as soon as administratively feasible upon your request, but in all cases, such reimbursement shall be paid no later than March 15 of the year following the year in which the expense is incurred. Notwithstanding anything in this agreement to the contrary, you and the Company agree that the obligations imposed upon you under this Paragraph 7 shall survive the termination of your consultancy. In the event of any disputes between you and a third party or governmental agency concerning this agreement or the reasonable performance of your duties hereunder, the Company agrees to pay for related costs and reasonable attorneys fees incurred by you in connection with such dispute.
     8. Other Understandings. This Agreement, together with the Employment Agreement and any applicable award agreements, set forth our entire agreement and understanding and supersede any and all other agreements, either oral or in writing, between the Company, any of its shareholders, members, and/or principals and you related to the subject matter addressed herein. No change to this Agreement will be valid unless in writing and signed by the Company and you.
     9. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

     10. Section 409A. Under the terms of this Agreement, your retirement as President and Chief Operating Officer will not constitute a “separation from service” as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and a separation from service will not be deemed to occur until the Consulting Period expires or is terminated. This Agreement is intended to comply with or be exempt from Code Section 409A, and shall be administered, construed and interpreted in accordance with, Code Section 409A and the interpretive guidance thereunder. The Company’s 409A Policies and Procedures are hereby expressly incorporated herein by reference and shall be deemed a part of this Agreement as if they were fully set forth herein.
     11. Compliance with Law. This Agreement and the payments contemplated hereunder are subject to compliance with all applicable laws, regulations, rulings and other legal requirements including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as applicable.

TREEHOUSE FOODS, INC.
By:	/s/ Sam K. Reed
Sam K. Reed

Accepted this 10th day of February, 2011
  /s/ David B. Vermylen

David B. Vermylen

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